Exhibit 99.1

Grace News #3079

Media Relations	Investor Relations
Mike Jones	Mark Sutherland
T +1 410.531.8228	T +1 410.531.4590
mike.jones@grace.com	mark.sutherland@grace.com

JEFF QUINN JOINS GRACE’S BOARD OF DIRECTORS

COLUMBIA, MARYLAND — November 12, 2012 — W. R. Grace & Co. (NYSE: GRA) today announced the election of Jeffry N. Quinn to its Board of Directors. Quinn’s election increases the size of the Board to nine directors.

Mr. Quinn, 53, is Chairman and Chief Executive Officer of The Quinn Group LLC, a diversified holding company with investments in the industrial, active lifestyle, and entertainment sectors, and Quinpario Partners LLC, an investment and operating firm in the performance materials and specialty chemical sectors.  Prior to forming The Quinn Group and Quinpario in July 2012, Mr, Quinn served as President and Chief Executive Officer of Solutia Inc., a global leader in specialty chemicals, since 2004 and also served as Chairman of the Board of Solutia since 2006. He held those positions until the sale of Solutia in July 2012 to Eastman Chemical Company.  Prior to that, Quinn served as Chief Restructuring Officer, Senior Vice President and General Counsel at Solutia, Executive Vice President of Premcor, Inc. and Senior Vice President, General Counsel and Secretary of Arch Coal Inc.  He holds both a Juris Doctor and a mining engineering degree from the University of Kentucky, and serves on the board of directors of Tronox Limited, one of the world’s largest fully integrated producers of titanium ore and titanium dioxide, and MEMC Electronic Materials, Inc., a global leader in semiconductor and solar technology.

“With his deep knowledge and experience in the chemicals and materials businesses, Jeff is a perfect fit for our Board,” said Fred Festa, Grace’s Chairman and CEO.  “We look forward to his contributions and guidance as we look to execute on our long-term strategic plans.”

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About Grace

Grace is a leading global supplier of catalysts; engineered and packaging materials; and, specialty construction chemicals and building materials. The company’s three industry-leading business segments—Grace Catalysts Technologies, Grace Materials Technologies and Grace Construction Products—provide innovative products, technologies and services that enhance the quality of life. Grace employs approximately 6,000 people in over 40

www.grace.com	Enriching Lives, Everywhere.®

countries and had 2011 net sales of $3.2 billion. More information about Grace is available at www.grace.com.